EXHIBIT 16.1

June 16, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated June 16, 2023 of Splash Beverage Group, Inc. and are in agreement with the statements contained in part (a) therein. We have no basis to agree or disagree with the statements in part (b) therein.

/s/ CohnReznick LLP